Exhibit 3.81
CERTIFICATE OF LIMITED PARTNERSHIP
OF
MPT OF HILLSBORO, L.P.
TO THE DELAWARE SECRETARY OF STATE;
     This Certificate of Limited Partnership, dated as of July 12, 2010, has been duly executed and is filed pursuant to provisions of the Delaware Revised Uniform Limited Partnership Act, Delaware Code Annotated, Section 17-101 et sgq. (the “Act”) to form a limited partnership under the Act,
     1. Name. The name of the limited partnership (the “Partnership”) is:
MPT of Hillsboro, L.P.
     2. Registered Office: Registered Agent. The mailing address of the Partnership’s registered office required to be maintained by Section 17-104 of the Act is 160 Greentree Drive,Suite 101, Dover, Delaware 19904. The name of the Partnership’s registered agent for service of process at such address is National Registered Agents, Inc.,
     3. General Partner. The name and business mailing address of the sole general partner of the Partnership are:
MPT of Hillsboro,LLC
1000 Urban Center, Suite 501
Birmingham, Alabama 35242
     IN WITNESS WHEREOF, the undersigned sole general partner of the Partnership has executed this Certificate of Limited Partnership as of the date first written above.

July 12, 2010	MPT of HiIlsboio,LLC, Sole General Partner

	By:	MPT Operating Partnership, L.P.,
	Its:	Sole Member

	By:	/s/ Emmett E. Mclean Emmett E. Mclean
	Its:	Executive Vice President